Exhibit 23.8
CONSENT OF DUFF & PHELPS, LLC
     We hereby consent to (i) the inclusion of our opinion letter, dated December 19, 2011, to the boards of directors of Apartment Investment and Management Company, the general partner of AIMCO Properties, L.P., the managing general partner of Century Properties Fund XV and the managing general partner of Century Properties Fund XV as Annex C to the Information Statement/Prospectus (the “Information Statement/Prospectus”) relating to the proposed merger involving Century Properties Fund XV, Century Properties Fund XV, LP and AIMCO CPF XV Merger Sub LLC, a wholly owned subsidiary of AIMCO Properties, L.P., which Information Statement/Prospectus forms a part of Amendment No. 1 to the Registration Statement, File No. 333-175850, on Form S-4 filed by Apartment Investment and Management Company and Aimco Properties, L.P. on December 19, 2011 (as so amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), and (ii) the description of and references to such opinion and the references to our name under the headings “SUMMARY TERM SHEET,” SPECIAL FACTORS—Fairness of the Transactions,” “SPECIAL FACTORS—Opinion of Financial Advisor,” “SPECIAL FACTORS — Estimated Operating Budget for the Property,” and “THE MERGERS—Background of the Mergers” in the Information Statement/Prospectus.
     By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Commission promulgated thereunder.

DUFF & PHELPS, LLC

By:	/s/ Duff & Phelps, LLC

Date: December 19, 2011